Exhibit 10.1

[Ask Jeeves Letterhead]

January 19, 2005

A. George Battle
[address]

Dear Skip:

     We are pleased to inform you that the Compensation Committee of the Board of Directors of Ask Jeeves, Inc. (the “Company”) approved a new special severance benefit program for you and other key executives. The Compensation Committee approved the substance of the new program on October 28, 2004 and recently approved the final form of this agreement. The purpose of this letter agreement is to set forth the terms and conditions of your new severance package and to explain the limitations that may impact the overall value of that package under certain circumstances.

     Under the new program, you will become entitled to severance benefits in the event: (i) your employment is terminated by the Company other than for cause or (ii) your employment terminates under certain circumstances within a specified time period following a substantial change in ownership or control of the Company. The level of your severance benefits will vary with the circumstances under which your employment terminates. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Parts Two and Three, and the dollar limitations on the overall value of your benefit package and other applicable restrictions are specified in Parts Four and Five. Certain ancillary matters affecting your severance arrangement are covered in Part Six.

     The new severance benefits set forth in this letter agreement will supersede your existing severance package with the Company set forth in the letter agreement between you and the Company dated November 14, 2002 (your “Prior Agreement”). You must, as a condition to your entitlement to the new severance benefits set forth in this letter agreement, execute the Acceptance section at the end of this letter in which you agree that the severance benefits provided under this letter agreement will replace your existing severance benefit package under the Prior Agreement and that you will have no further rights or entitlements under that replaced package.

PART ONE — DEFINITIONS

     For purposes of this letter agreement, the following definitions will be in effect:

     Base Salary means, for purposes of your salary continuation benefits under Part Two of this letter agreement, your monthly rate of base salary from the Company in effect immediately prior to your Involuntary Termination. For purposes of your salary continuation benefits under Part Three of this letter agreement, “Base Salary” means the greater of (1) the monthly rate of your base salary from the Company in effect for you immediately prior to the Change in Control, or (2) the monthly rate of your base salary from the Company in effect immediately prior to your Involuntary Termination.

     Board means the Company’s Board of Directors.

     Change in Control means the occurrence of a change in the ownership or control of the Company effected through any of the following transactions:

     (i) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale, transfer or other disposition of all or substantially all of the assets of the Company (including, without limitation, in complete liquidation or dissolution of the Company), or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the total shares of Common Stock or the combined voting power of the Company’s securities (determined by the power to vote with respect to the elections of Board members) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total shares of Common Stock or the combined voting power of the Company’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the total shares of Common Stock or the combined voting power of the Company’s securities (determined by the power to vote with respect to the elections of Board members), as the case may be, (2) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership of thirty-five percent (35%) or more existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, or

     (ii) any transaction or series of related transactions, other than a transaction covered by clause (i) above that does not constitute a Change in Control pursuant to such clause, pursuant to which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(3) of the Exchange Act) (other than the Company, or any employee benefit plan (or related trust) of the Company or a Corporate Affiliate or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) or more of the total shares of Common Stock or the combined voting power of the Company’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders; or

     (iii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

For purposes of this Change in Control definition, beneficial ownership will be determined in accordance with Section 13(d) of the Exchange Act.

     Code means the Internal Revenue Code of 1986, as amended.

     Common Stock means the Company’s common stock.

     Company means Ask Jeeves, Inc. a Delaware corporation, or any successor corporation, whether or not resulting from a Change in Control.

     Corporate Affiliate means any parent corporation of the Company within the meaning of Code Section 424(e) or any subsidiary corporation of the Company within the meaning of Code Section 424(f).

     Disability means a physical or mental impairment which substantially limits one of your major life activities and which renders you unable to perform the essential functions of your position, even with reasonable accommodation which does not impose an undue hardship on the Company, for more than one hundred eighty (180) days in any consecutive twelve (12) month period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this letter agreement based upon information supplied by you and/or your medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

     Exchange Act means the Securities Exchange Act of 1934, as amended.

     Good Reason means the occurrence of any one or more of the following without your express written consent: (A) a reduction in the aggregate dollar amount of your Base Salary, (B) a reduction of your Target Bonus by more than fifteen percent (15%), (C) you are informed by the Company that your principal place of employment will be relocated to a location that is greater than fifty (50) miles away from your then-current principal place of employment, or (D) a material reduction in the nature and status of your authorities, duties, and responsibilities, (when such authorities, duties, and responsibilities are viewed in the aggregate) from their level in effect immediately prior to such change, other than an insubstantial and inadvertent act that is remedied by the Company promptly after the Company receives from you notice thereof. For purposes of your severance benefits under Part Three of this letter agreement, “Good Reason” shall also include (in addition to, and not in lieu of) the occurrence of any one or more of the following without your express written consent: (A) if you are a executive vice president or more senior officer of the Company, any reduction in your title, (B) if you report to the Chief Executive Officer of the Company, any change in reporting relationship such that you no longer report to the Chief Executive Officer of the Company (or, if the Company has a parent company, to the Chief Executive Officer of the ultimate parent of the Company), (C) if you report to the Board, any change in reporting relationship such that you no longer report to the Board (or, if the Company has a parent company, to the Board of the ultimate parent of the Company), (D) any reduction in the nature and status of your authorities, duties, and responsibilities from their level in effect immediately prior to such change (for this purpose, if the Company ceases to be a publicly-traded corporation, you will be deemed to have suffered such a reduction in the nature and status of your authorities, duties, and responsibilities unless you are offered a position as an executive officer with the same or more senior title by a publicly-traded parent of the Company), other than an insubstantial and inadvertent act that is remedied by the Company promptly after the Company receives from you notice thereof, (E) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the obligations under this letter agreement, as contemplated in Section 10 of Part Six; or (F) any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 of Part Six. In any event, your right to terminate employment for Good Reason will not be affected by your incapacity due to physical or mental illness. Your continued employment will not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason.

     Health Care Coverage means the continued coverage to which you and your eligible dependents may, at the Company’s expense, become entitled, under the Company’s health plans pursuant to the severance benefit provisions of Part Two or Part Three of this letter agreement, as applicable.

     Involuntary Termination means (i) the involuntary termination of your employment with the Company other than a Termination for Cause or (ii) your resignation of your employment with the Company within sixty (60) days following the occurrence of an event giving rise to Good Reason. For avoidance of doubt, an Involuntary Termination will not be deemed to occur in the event your employment terminates for any other reason, including but not limited to, by reason of your death or Disability, Termination for Cause, or termination by you other than for Good Reason. However, if immediately prior to the condition or event leading to, or the commencement of, your Disability or immediately prior to your death, you would have had an Involuntary Termination if you had terminated at that time, then upon your termination for Disability or death (as applicable) you will be deemed to have incurred an Involuntary Termination.

     Option means any stock option granted to you under any of the Plans (including stock options granted after the date of this letter agreement, unless otherwise expressly provided by the Board or the Compensation Committee of the Board at the time of the applicable grant) which is outstanding at the time of your Involuntary Termination, whether or not in connection with a Change in Control.

     Plans mean (i) the Company’s 1999 Equity Incentive Plan, as amended or restated from time to time, (ii) the Company’s 1999 Non-Qualified Equity Incentive Plan, as amended or restated from time to time, and (iii) any successor stock incentive plan subsequently implemented by the Company.

     Release means a written release, discharge and covenant not to sue, in a form provided by the Company, entered into by you on behalf of yourself, your descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Company, its parent (if any), the Company’s subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which you may then own or hold or at any time theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with your employment relationship with the Company and any Corporate Affiliate with which you have had such a relationship, or the termination of your employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Company obligation to you that may be due to you upon the Company’s receipt of such release or that may be due to you under any Company retirement plan intended to be qualified under Section 401(a) of the Code). The Release shall also contain your warrant that you have not theretofore assigned or transferred to any person or entity, other than the Company, any released matter or any part or portion thereof and that you will defend, indemnify and hold harmless the Company and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. The Release shall also contain your resignation from each and every board of directors (or similar body, as the case may be) of the Company and each Corporate Affiliate on which you may then serve (if any) and each and every office of the Company and each Corporate Affiliate that you may then hold, and all positions that you may have previously held with the Company and any Corporate Affiliate.

     Target Bonus means the annual incentive bonus to which you would be eligible under the Company’s Incentive Bonus Plan (or any similar successor plan) for a particular fiscal year calculated on the following assumptions: (1) that at the conclusion of such year the Company’s performance is at 100% of its performance milestone target and (2) that at the conclusion of such year your individual performance is at 100% of your individual target level.

     Termination for Cause means, until the occurrence of a Change in Control, the Company’s termination of your employment for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company or any Corporate Affiliate, (iii) any misconduct by you, whether by omission or commission, which has a material adverse effect upon the Company’s business or affairs, (iv) your continued failure to perform the duties, functions and responsibilities of your position after written notice from the Company identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days, or (v) a breach of your fiduciary duties as an officer of the Company. As to acts, events, and omissions that occur after the occurrence of a Change in Control, “Termination for Cause” means the Company’s termination of your employment for any of the following reasons: (i) your commission of any act of material fraud, material embezzlement or material dishonesty, (ii) your unauthorized use or disclosure of any material confidential information or trade secrets of the Company or any Corporate Affiliate, (iii) any misconduct by you, whether by omission or commission, which has a material adverse effect upon the Company’s business or affairs, (iv) your continued failure to perform the essential duties, functions and responsibilities of your position after written notice from the Company identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days, or (v) a material breach of your fiduciary duties as an officer of the Company.

PART TWO — NORMAL SEVERANCE BENEFITS

     Except as otherwise provided in Part Three of this letter agreement, should your employment with the Company terminate by reason of an Involuntary Termination prior to the occurrence of a Change in Control, then you will become entitled to receive the severance benefits provided under this Part Two. Notwithstanding the foregoing, you will only be entitled to receive such benefits if you execute and deliver to the Company, at the time of your Involuntary Termination, a fully executed, valid and binding Release. Furthermore, and notwithstanding anything else contained herein to the contrary, the Company shall have no obligation to pay you such benefits until after such Release has become irrevocable by you in accordance with all applicable laws, rules and regulations. In addition, your benefits under this Part Two will be subject to the limitations of Part Four and your compliance with the restrictive covenants set forth in Paragraph 1 of Part Five. Your benefits under this Part Two shall be in lieu of any other severance benefits to which you might otherwise, by reason of the termination of your employment, be entitled under any other severance plan, program or arrangement of the Company, including without limitation, any benefits under your Prior Agreement. In no event will you be entitled to benefits under both Part Two and Part Three of this letter agreement.

     The severance benefits to which you may become entitled under this Part Two shall consist of the following:

     (a) Salary Continuation. You will receive salary continuation payments, at your monthly rate of Base Salary, for a period of six (6) months following your Involuntary Termination. Such salary continuation payments shall be made at semi-monthly intervals on or about the 15th and last day of each calendar month and shall be subject to the Company’s collection of all applicable income and employment withholding taxes.

     (b) Target Bonus. You will be entitled to fifty percent (50%) of your annual Target Bonus for the fiscal year of the Company in which your Involuntary Termination occurs. Payment of your Target Bonus entitlement hereunder will be made within thirty (30) days after the date of your Involuntary Termination, subject to the Company’s collection of all applicable income and employment withholding taxes.

     (c) Health Care Coverage. You will be entitled to continuation of existing coverage under the Company’s group medical, dental and/or vision group plans for you and your eligible dependents, provided and to the extent that you and/or your eligible dependents elect to continue coverage under the Company’s medical, dental and/or vision group plans in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Such Company-paid health coverage (“Health Care Coverage”) shall continue until the earliest to occur of (i) the expiration of your salary continuation period under subparagraph (a) above; (ii) the first date on which you are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition; or (iii) the end of your statutory entitlement to health care coverage pursuant to COBRA. During the Health Care Coverage period, the Company will pay the full COBRA premiums due. After your period of Health Care Coverage hereunder ends, you and/or your dependents may continue group medical, dental and/or vision plan coverage for the duration (if any) of your COBRA-coverage entitlement period by paying the full amount of premiums due in accordance with COBRA.

     (d) Partial Option Acceleration. The vesting schedule in effect for the shares of Common Stock subject to your Options, to the extent outstanding at the time of your Involuntary Termination, will be accelerated by an additional six (6) months so that each such Option shall immediately become exercisable for the additional number of shares for which that Option would have otherwise been exercisable under the normal vesting schedule in effect for that Option had you actually rendered an additional six (6) months of service with the Company prior to the date of your Involuntary Termination. You will have until the earlier of (i) the expiration of the option term, (ii) the termination of the Option in connection with a Change in Control or similar event as provided in the applicable Plan and/or stock option agreement, or (iii) the end of the limited post-employment exercise period specified in the applicable stock option agreement for such Option in which to exercise such Option for any or all of the shares of Common Stock for which that Option is vested and exercisable at the time of your Involuntary Termination, including the shares of Common Stock which vest on an accelerated basis in accordance with the foregoing provisions of this subparagraph (d). This Paragraph (d) shall control as to each such Option notwithstanding anything in the applicable Plan and/or stock option agreement to the contrary.

     (e) Outplacement Services. The Company shall pay for up to six (6) months of outplacement services, up to a maximum aggregate benefit of $10,000, which you obtain from one or more agencies authorized by the Company to provide you with such services.

PART THREE — SPECIAL CHANGE IN CONTROL BENEFITS

     Should your employment with the Company terminate by reason of an Involuntary Termination within eighteen (18) months after a Change in Control, then you will become entitled to receive the severance benefits set forth in this Part Three. Notwithstanding the foregoing, you will only be entitled to receive such benefits if you execute and deliver to the Company, at the time of your Involuntary Termination, a fully executed, valid and binding Release. Furthermore, and notwithstanding anything else contained herein to the contrary, the Company shall have no obligation to pay you such benefits until after such Release has become irrevocable by you in accordance with all applicable laws, rules and regulations. In addition, your benefits under this Part Three will be subject to the limitations of Part Four and your compliance with the restrictive covenants set forth in Paragraph 1 of Part Five. Such benefits shall be in lieu of any other severance benefits to which you might otherwise, by reason of the termination of your employment, be entitled under any other severance plan, program, agreement or arrangement of the Company, including without limitation, any benefits under your Prior Agreement. In no event will you be entitled to benefits under both Part Two and Part Three of this letter agreement.

     The severance benefits to which you may become entitled pursuant to this Part Three are as follows:

     (a) Salary Continuation. You will receive salary continuation payments, at your monthly rate of Base Salary, for a period of twelve (12) months following your Involuntary Termination. Such salary continuation payments shall be made at semi-monthly intervals on or about the 15th and last day of each calendar month and shall be subject to the Company’s collection of all applicable income and employment withholding taxes.

     (b) Target Bonus. You will be entitled to one hundred percent (100%) of your annual Target Bonus for the fiscal year of the Company in which your Involuntary Termination occurs. Payment of your Target Bonus entitlement hereunder will be made within thirty (30) days after the date of your Involuntary Termination, subject to the Company’s collection of all applicable income and employment withholding taxes.

     (c) Health Care Coverage. You will be entitled to continuation of existing coverage under the Company’s group medical, dental and/or vision group plans for you and your eligible dependents, provided and to the extent that you and/or your eligible dependents elect to continue coverage under the Company’s medical, dental and/or vision group plans in accordance with the provisions of COBRA. Such Health Care Coverage shall continue until the earliest to occur of (i) the expiration of your salary continuation period under subparagraph (a) above; (ii) the first date on which you are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition; or (iii) the end of your statutory entitlement to health care coverage pursuant to COBRA. During the Health Care Coverage period, the Company will pay the full COBRA premiums due. After the period of Health Care Coverage hereunder ends, you and/or your dependents may continue group medical, dental and/or vision plan coverage for the duration (if any) of your COBRA-coverage entitlement period by paying the full amount of premiums due in accordance with COBRA.

     (d) Option Acceleration. Your Options, to the extent outstanding at the time of a Change in Control but not otherwise vested and exercisable for all the shares of Common Stock subject to the Options will, immediately prior to the effective date of that Change in Control, vest and become exercisable for all of the shares of Common Stock at the time subject to the Options and may be exercised for any or all of those shares as fully-vested             shares of Common Stock. Your Options as so accelerated shall remain exercisable until the earlier of (i) the expiration of the applicable option term, (ii) the termination of the Option in connection with a Change in Control or similar event as provided in the applicable Plan and/or stock option agreement, or (iii) the end of the limited post-employment exercise period specified in the option agreement for each such Option; provided that nothing in this letter agreement shall limit the Company’s ability to terminate the options in connection with a change in control in accordance with the terms and conditions of the applicable Plan and stock option agreement. This Paragraph (d) shall control as to each such Option notwithstanding anything in the applicable Plan and/or stock option agreement to the contrary.

     (e) Outplacement Services. The Company shall pay for up to twelve (12) months of outplacement services up to a maximum aggregate benefit of $20,000.

PART FOUR – BENEFIT LIMITATIONS

     Notwithstanding anything contained in this letter agreement to the contrary, to the extent that any payment or distribution of any type to you or for you by the Company, a Company affiliate, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of Code and regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise (including, without limitation, any accelerated vesting, or payment of stock options or other awards) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments will be made only if the total after-tax benefit to you is greater after giving effect to such reduction than if no such reduction had been made.

     Unless you give prior written notice specifying a different order to the Company to effectuate the foregoing, the Company will reduce or eliminate the Total Payments, by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any other remaining Total Payments other than any accelerated vesting of stock options or other awards, then by reducing or eliminating any accelerated vesting of stock options or other awards. The preceding provisions of this Part Four take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

     The determination of whether the Total Payments will be reduced as provided in the first paragraph of this Part Four, and the determination of the amount of such reduction, will be made at the Company’s expense by a nationally recognized certified independent public accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm will provide its determination (the “Determination”), together with detailed supporting calculations and documentation to you and the Company within fifteen (15) days of the date of your termination of employment with the Company.

     It is possible that Total Payments to you will initially be reduced to an extent greater than that required under the foregoing provisions of this Part Four (an “Underpayment”). It is also possible that Total Payments will not initially be reduced to the extent required by the foregoing provisions of this Part Four (an “Overpayment”). The determination of any Underpayment or Overpayment will be made by the Accounting Firm in accordance with the foregoing paragraph. In the event of an Underpayment, the amount of any such Underpayment shall be paid to you. In the event of an Overpayment, you will promptly pay to the Company (without interest) the amount of such Overpayment.

PART FIVE — SPECIAL RESTRICTIVE COVENANTS

          1. Non-solicitation. For a period of two (2) years following your Involuntary Termination, whether or not in connection with a Change in Control, you shall comply with each of the following restrictive covenants:

     (a) you will not encourage or solicit any of the Company’s employees to leave the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees; and

     (b) you will not induce any of the Company’s suppliers, vendors, distributors, licensors or licensees to terminate their existing business contractual relationships with the Company or interfere in any other manner with any existing business contractual relationship between the Company and any supplier, vendor, distributor, licensor or licensee.

     2. Effect of Non-Compliance. You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the restrictive covenants set forth in Section 1 of this Part Five. Accordingly, in the event of any breach of those covenants, the Company shall be entitled to obtain, in addition to any remedies available at law, equitable relief in the form of an injunction precluding you from continuing such breach. In addition, any salary/target bonus continuation payments, Option acceleration, Health Care Coverage or outplacement services to which you become entitled under Part Two or Part Three of this letter agreement shall immediately cease should you fail to comply with any of the restrictive covenants set forth in Section 1 of this Part Five.

PART SIX — MISCELLANEOUS

     1. Other Terminations of Employment. Should your employment be terminated by the Company in a Termination for Cause, should you quit, resign or retire other than for Good Reason, or should your employment terminate due to your death or Disability, the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two or Part Three of this letter agreement.

     2. Notice of Termination. Any termination by the Company for Cause or by you for Good Reason upon or following a Change in Control will be communicated by a Notice of Termination. For purposes of this letter agreement, a “Notice of Termination” means a written notice that indicates the specific termination provision in this letter agreement that you or the Company relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     3. Re-employment. You will have no right to severance benefits under this letter agreement with respect to your termination of employment if, in connection with your termination you are otherwise entitled to severance benefits under Part Two or Part Three of this letter agreement, but before the payment (or commencement of the payment, as the case may be) of such benefits, you become re-employed by the Company or a Company affiliate. Your right to continuing or additional benefits under this letter agreement will automatically terminate (but you will not be required to repay benefits already paid) if you become re-employed by the Company or a Company affiliate. If you are so re-employed and your employment is later terminated and you again become entitled to severance benefits under this letter agreement in connection with such termination, the amount of severance payments otherwise payable to you hereunder will be reduced by the amount of any severance payments paid to you hereunder in connection with any prior termination of your employment.

     4. Tax Withholding. The Company has the right to withhold from any amount otherwise payable to you under or pursuant to this letter agreement the amount of any taxes that the Company may legally be required to withhold with respect to such payment (including, without limitation, any United States Federal taxes, and any other state, city or local taxes). If tax withholding is so required and the Company cannot satisfy its tax withholding obligations in the manner described in the preceding sentence, the Company may require you to pay or provide for the payment of such required tax withholding as a condition to the payment or delivery of such amounts or benefits. You are solely responsible for all income and employment taxes arising in connection with this letter agreement or benefits hereunder.

     5. Tax Status of Options. The accelerated vesting of one or more of your Options pursuant to the provisions of this letter agreement may result in the loss of favorable tax treatment under Code Section 422 for all or part of those Options which might have otherwise qualified as an incentive stock option under Code Section 422.

     6. Indemnification. The indemnification provisions for Officers and Directors under the Company’s ByLaws will (to the maximum extent permitted by law) be extended to you during the period following your Involuntary Termination, whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during your period of employment with the Company.

     7. Death. Should you die before receipt of one or more salary/target bonus continuation payments to which you become entitled under this letter agreement, then those payments will be made to your designated beneficiary, or in the absence of a designated beneficiary to the executors or administrators of your estate, in accordance with the terms of this letter agreement. You may designate one or more persons or entities as the primary or contingent beneficiary under this letter agreement and you may make or change this designation at any time provided that it is made or changed in a signed writing in a form that is acceptable to the Company. Should you die before you exercise all your outstanding Options then such Options, to the extent exercisable at the time of your death, may be exercised within twelve (12) months after your death (or such shorter or longer period as may be provided under the applicable stock option agreement) by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term or any earlier termination of the Option in connection with a Change in Control or similar event as provided in the applicable Plan and/or stock option agreement. This Paragraph 7 shall control as to each such Option notwithstanding anything in the applicable Plan and/or stock option agreement to the contrary.

     8. General Creditor Status. All cash payments to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

     9. Arbitration. To the fullest extent allowed by law, any controversy or claim arising out of or relating to the termination of your employment with the Company or the benefits to which you may be entitled by reason of such termination shall be settled by binding and non-appealable arbitration conducted in San Francisco, CA by an arbitrator selected in accordance with the procedure set forth below. Possible disputes covered by the foregoing, include (but are not limited to) claims pursuant to Title VII of the Civil Rights Act, the California Fair Employment and Housing Act and comparable statutes in other states if applicable, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other statutes relating to an employee’s relationship with his or her employer. You and the Company shall initially confer and attempt to reach agreement on the individual to be appointed as the arbitrator. If no agreement is reached, you and the Company shall request from the Judicial

Arbitration and Mediation Services (“JAMS”) office in San Francisco CA a list of five retired judges affiliated with JAMS. You and the Company shall each alternately strike names from such list until only one name remains, and such person shall thereby be selected as the arbitrator. Except as otherwise provided for herein, such arbitration shall be conducted in conformity with the procedures specified in the California Arbitration Act (Cal. C.C.P. Sections 1280 et seq.). The arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by law in arbitration proceedings. Also, to the extent that anything in this letter agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

     The Company will bear the entire cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. The parties intend that this Paragraph 9 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this letter agreement. Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction. You acknowledge and agree that you are waiving your right to a jury trial and agree that the decision of the arbitrator shall be final and binding. If you are determined by the arbitrator to be the prevailing party in the arbitration, then you will be entitled to reimbursement from the Company of all the reasonable fees (including attorney fees) and expenses you incur in connection with such arbitration.

     10. Miscellaneous. This letter agreement will be binding upon the Company, its successors and assigns and is to be construed and interpreted under the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. The Company will require the surviving entity or successor in any Change in Control to expressly assume and agree to perform the Company’s obligations under this letter agreement in the same manner and to the same extent as the Company would be required to perform them if such Change in Control had not taken place. If the Company fails to obtain such assumption and agreement in writing before the effective date of any such Change in Control, then the failure will be deemed to be a breach of this letter agreement and you will be entitled to the benefits under Part Three.

     None of your benefits, payments, proceeds or claims will be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor do you have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which you may expect to receive, contingently or otherwise, under this letter agreement. Notwithstanding the foregoing, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy. This letter agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

     Except as provided below, this letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon your termination of employment (including, without limitation, the Prior Agreement), whether or not in connection with a Change in Control or other change in control or ownership of the Company, and you will not be entitled to any other severance benefits upon your termination of employment other than those that are provided in this letter agreement. Except as provided in the next sentence, there are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Notwithstanding anything to the contrary, nothing in this letter agreement is meant to, or does, supersede, alter or modify your obligations under the Confidential Information and Invention Assignment Agreement previously signed by you with the Company. Further, except as expressly modified herein, each of your Options shall otherwise continue to be subject to the terms and conditions of the applicable Plan and stock option agreement.

     This letter agreement may only be amended or terminated by written instrument signed by you and an authorized officer of the Company.

     If any provision of this letter agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

     The section headings of this letter agreement are for the purpose of convenience only, and they neither form a part of this agreement nor are they to be used in the construction or interpretation thereof.

     Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this letter agreement. Hence, in any construction to be made of this letter agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

     11. Employment at Will. Your employment with the Company shall remain an employment at will. Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company (or any Corporate Affiliate) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any Corporate Affiliate), which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or for no reason.

     12. Payment of Obligations Absolute. Except as provided in Section (c) of Part Two, Section (c) of Part Three, Part Four and Section 3 of Part Six, the Company’s obligation to make the payments and the arrangements provided for herein are absolute and unconditional, and will not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against you or anyone else. You agree that, in the event of the termination of your employment, the applicable payments called for by this agreement (whether pursuant to Part Two, Part Three, or Section 1 of Part Six) shall constitute the exclusive and sole remedy for any termination of your employment and you covenant not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company will pay all amounts payable by the Company under this letter agreement without notice or demand. Each and every payment made hereunder by the Company will be final, and the Company will not seek to recover from you all or any part of such payment, for any reasons whatsoever, except as otherwise provided in Part Four or in Section 9 of Part Six, or in the event that the Release is revoked or otherwise rendered unenforceable by you.

     You will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this letter agreement, and if you obtain any other employment it will in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made hereunder, except to the extent provided in Section (c) of Part Two or Section (c) of Part Three.

     13. Other Benefit Plans. All payments, benefits and amounts provided under this letter agreement are in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plan in which you participate and any disability, life or workers’ compensation distribution that you may be entitled to under the terms of any such plan at the time your employment by the Company terminates. Notwithstanding the foregoing, this letter agreement does not create an inference that any duplicate payments will be required. Any payments you receive under this letter agreement will not be deemed a part of your compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company, except where explicitly provided under the terms of such plans or arrangements.

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     Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,

ASK JEEVES, INC.

By:	/s/ Steve Berkowitz

Steve Berkowitz
Chief Executive Officer

ACCEPTANCE

     I hereby agree to all the terms and provisions of the foregoing letter agreement governing the severance benefits to which I may become entitled upon the termination of my employment under certain prescribed circumstances, including (i) an involuntary termination without cause or (ii) an involuntary termination without cause or resignation following a substantial change in control or ownership of the Company. I further agree that the benefits to which I may become entitled under this letter agreement supersede and replace any other severance benefits to which I might otherwise become entitled under any other plan, program or arrangement or agreement with the Company, including, without limitation, any severance benefits provided under the letter agreement between the Company and me dated November 14, 2002 and I hereby fully release all the rights and entitlements I might otherwise have under those other plans, programs, arrangements and agreements.

Signature:	/s/ A. George Battle

A. George Battle
Date:	1-19-05

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